                                 EXHIBIT (p) (1)
                                 ---------------

                          OCEAN STATE TAX-EXEMPT FUND

                       AMENDED AND RESTATED CODE OF ETHICS

INTRODUCTION

      (1)   General

      This Amended and Restated Code of Ethics (this "Code") is dated as of November 18, 2004. Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for certain persons to engage in "fraudulent" practices in connection with purchases or sales by those persons of securities when those securities are held or to be acquired by an investment company. The rule also requires every investment company's investment adviser and principal underwriter to adopt a Code of Ethics containing provisions "reasonably necessary to prevent" such fraudulent practices by so called "Access Persons."

      The Fund is an investment company covered by the rule. Van Liew Capital Inc. ("VLC") is its investment adviser and administrator and Van Liew Securities Inc. ("VLS") is its Distributor. This document constitutes the Code of Ethics required by Rule l7j-1.

      (2)   Fraudulent Practices: Covered Persons

      Rule 17j-1 makes it unlawful for every officer, director, or employee of the Fund, VLC and VLS ("Covered Persons") to:

      a.    employ any device, scheme or artifice to defraud the Fund;

      b. to make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      c. to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

      d.    to engage in any manipulative practice with respect to the Fund.

      (3)   Access Persons

      Although all Covered Persons are subject to the prohibitions of Rule 17j-1 against fraudulent practices, the Code of Ethics and the reporting requirements contained therein apply to a narrower class of "Access Persons". For purposes of this Code, "Access Person" means:

      a.    every director and officer of the Fund and VLC;

      b. every "advisory person" of the Fund and VLC. An advisory person is an employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship with the Fund or VLC who obtains information concerning recommendations made to the Fund with regard to the purchase and sale of a Covered Security; and

      c. any director, officer or general partner of VLS who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of Covered Securities for the Fund or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

      (4)   Covered Security

      For purposes of this Code, "Covered Security" means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

      a.    direct obligations of the Government of the United States;

      b. bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

      c.    shares issued by open-end Funds.

      (5)   Access Person Reporting Obligations

      Access Persons shall, within 10 days of becoming an Access Person, file an initial Holdings Report in the form attached hereto as Appendix B. The information contained in an initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Access Persons shall file the Quarterly Transactions Report attached hereto as Appendix A not later than 30 days after the end of each quarter. Access Persons shall file the Holdings Report annually not later than 30 days after the end of each fiscal year. The information contained in an annual Holdings Report must be current as of a date no more than 45 days prior to filing. The Secretary of the Fund shall notify all Access Persons of their obligations under Rule 17j-1 and this Code. Notwithstanding any other provision to the contrary, an Access Person need not make a report with respect to:

      a. transactions effected pursuant to an Automatic Investment Plan as defined in Rule 17j-1; or

      b. securities held in accounts over which the Access Person has no direct or indirect influence or control;

      The Secretary or Chief Compliance Officer of the Fund shall review all initial and annual holdings and quarterly transaction reports, and promptly consider all requests pursuant to the provisions of this Code. If problems arise, the Chief Compliance Officer may attempt to resolve those problems informally, but he has the authority to recommend sanctions to the President or the Board of Trustees where appropriate.

      (6)   Annual Written Report to the Board

      The Chief Compliance Officer will make an annual written report to the Board of Trustees that (i) describes any issues related to compliance with this Code and (ii) certifies that procedures have been adopted reasonably necessary to prevent violations of this Code. Subject to the authority of the Board of Trustees, the Chief Compliance Officer and Chairman of the Board of the Fund shall have broad discretion to administer this Code so as to achieve its purposes and prevent the problems that Rule 17j-1 was designed to resolve.

ETHICAL RESPONSIBILITIES

      (1)   All Employees

      As stated above, the substantive anti-fraud provisions of Rule 17j-1 apply to every employee of the Fund, VLC and VLS. Accordingly, everyone in the VLC and VLS organizations should appreciate the need to behave in an ethical manner with respect to the Fund. In particular, all employees who are involved in any way with the activities of the Fund should be wary of any potential conflicts between their duty of loyalty to the Fund and their own financial interests, particularly with respect to their own securities trading activities. Employees should take care to preserve the confidentiality of the Fund's business affairs. Employees who are not "Access Persons" but who become aware of proposed Fund securities transactions should not engage in transactions in those same securities without the permission of the President of the Fund. Otherwise, employees who are not Access Persons are not limited in their personal securities transactions by this Code, but such employees are encouraged to consult with the Chief Compliance Officer or Secretary of the Fund if they have any doubts about the applicability of this Code to any proposed transaction.

      (2)   Advisory Persons

      Advisory persons must obtain prior written approval from the Chief Compliance Officer or President of the Fund before acquiring, directly or indirectly, beneficial ownership of any securities through:

      a.    an initial public offering; or

      b.    a limited offering.

      For purposes of this Code, an "initial public offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. A "limited offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

      (3)   Access Persons

      Access Persons have additional responsibilities under this Code and under Rule 17j-1.

      a.    General

      Access Persons who have supervisory responsibility should take reasonable steps to protect against violations of Rule 17j-1 by employees for whom they are responsible. Supervisors are not expected to guarantee the conduct of their employees but they should be alert to possible problems. In addition, Access Persons who become aware of violations of Rule 17j-1 or actions inconsistent with this Code are expected to take steps to correct such problems. Depending on the gravity of the situation, it may be appropriate for an Access Person to bring a problem to the attention of Chief Compliance Officer or the President of the Fund. The Chief Compliance Officer or the President may agree to handle such matters in confidence, subject to the right of the Board of Trustees to obtain information about any activities of the Chief Compliance Officer or President.

      b.    Personal Transactions

      Access Persons will be guided by the following rules in connection with transactions in securities held or to be acquired by the Fund(1):

      (i) Disinterested trustees of the Fund shall not purchase or sell a security that the trustee knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's Chief Compliance Officer or President;

      (ii) Access Persons who, in connection with their regular functions or duties do not make or participate in decisions regarding the purchase or sale of securities for the Fund, obtain information (other than publicly available information) regarding such purchases or sales, or make or participate in the making of recommendations in connection with such purchases or sales, shall not purchase or sell a security that the Access Person as described in this paragraph knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's Chief Compliance Officer or President;

      (iii) other Access Persons shall not purchase or sell a security held or to be acquired by the Fund (other than on behalf of the Fund) without first obtaining written authorization of the Fund's Chief Compliance Officer or President; and

-------------------

(1) "held or to be acquired" means (i) is or has been held by the investment company, or (ii) is being or has been considered by such company or its investment adviser for purchase, within the most recent 15 days.

      (iv) in the event the Chairman of the Board or the President of the Fund approves a transaction under the preceding three subparagraphs of this Code, a written record of this approval shall be made and transmitted to the Chairman of the Board of the Fund.

      For purposes of the foregoing, a person purchases or sells a security when he obtains or disposes of "beneficial ownership" of that security. Under Rule 17j-1, beneficial ownership is defined very broadly.1 An Access Person who has any questions about beneficial ownership should consult the Secretary or the Chief Compliance Officer of the Fund.

RECORDKEEPING

      A copy of this Code must be kept by the Fund for five years after the last date in effect. A list of Access Persons, the holdings and transaction reports submitted by such Access Persons, and records of decisions approving Access Persons' acquisition of securities in IPOs and limited offerings must be kept by the Fund and must include every person who was an Access Person at any time within the past five years, even if such person is no longer considered an Access Person. All of the above reports and acknowledgements must be kept for the first two years in an easily accessible place at the principal office of Fund.

-------------------

(1) A person is a "beneficial owner of a security" if that person owns the security, or if the security is held by a spouse, minor children or relatives who share the same house, or other persons if by reason of any contract, understanding, relationship or agreement a person obtains benefits from the security that are substantially equivalent to ownership, or if the person has the right to acquire beneficial ownership of the security within 60 days.

      Any such report may contain a statement that the report shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.

      No report is required if such person is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act, any such person would be required to make such report solely by reason of being a trustee, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the trustee, such security is or was purchased or sold, or considered for purchase or sale by the Fund.